Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Declares Cash Distribution for March 2022

HOUSTON, Texas, March 21,2022 – PNC Bank, National Association, as the trustee (the “Trustee”) of the San Juan Basin Royalty Trust (the “Trust”) (NYSE: SJT), today declared a monthly cash distribution to the holders (the “Unit Holders”) of its units of beneficial interest (the “Units”) of $ 5,551,298.95 or $0.119104 per Unit, based primarily upon the reported production of the Trust’s subject interests (the “Subject Interests”) during the month of January 2022. The distribution is payable April 14, 2022, to the Unit Holders of record as of March 31, 2022.

For the production month of January 2022, the owner of the Subject Interests, Hilcorp San Juan L.P. and the operator of the Subject Interests, Hilcorp Energy Company (collectively, “Hilcorp”), reported to the Trust net profits of $7,797,678 ($5,848,258 net royalty amount to the Trust).

Hilcorp reported $10,704,254 of total revenue from the Subject Interests for the production month of January 2022. This amount includes other revenues of $(165,893), which includes $(356,803) of prior period non-operated revenue actualizations and related interest for the production months of November 2020 through October 2021, and $190,910 of revenue plus interest related to audit exceptions. For the Subject Interests, Hilcorp reported $2,906,576 of production costs for the production month of January 2022, consisting of $1,542,682 of lease operating expenses, $1,359,889 of severance taxes and $4,005 of capital costs.

Based upon the information that Hilcorp provided to the Trust, gas volumes for the Subject Interests for January 2022 totaled 1,986,976 Mcf (2,207,751 MMBtu), as compared to 2,108,852 Mcf (2,343,169 MMBtu) for December 2021. Dividing revenues by production volume yielded an average gas price for January 2022 of $5.42 per Mcf ($4.88 per MMBtu), as compared to an average gas price for December 2021 of $4.38 per Mcf ($3.94 per MMBtu).

Hilcorp continues to inform the Trust that the production numbers reported to the Trust are based upon actual, instead of estimated, production for the production month and that it intends to continue to report to the Trust actual production numbers. Hilcorp informed the Trust that it will account for and report any non-operated revenue and non-operated severance tax actualizations remaining from prior periods in future distribution reports, but such amounts continue to be unknown.

The Trustee continues to engage with Hilcorp regarding its ongoing accounting and reporting to the Trust, and the Trust’s third-party compliance auditors continue to audit all payments made by Hilcorp to the Trust, including adjustments, actualizations, and recoupments. The Trustee continues to consult with outside counsel to review the rights of the Trust with respect to these matters and to evaluate any available potential legal remedies for potential violations of the Trust’s rights.

Contact:	San Juan Basin Royalty Trust

PNC Bank, National Association
PNC Asset Management Group
2200 Post Oak Blvd., Floor 18
Houston, TX 77056
website: www.sjbrt.com
e-mail: sjt@pnc.com

James R. Wilharm, Senior Vice President and Director of Trust Real Estate Services
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.